FOR IMMEDIATE RELEASE	CONTACT:	BRETT CHILES
(713) 529-0900

     EQUUS TOTAL RETURN, INC. ANNOUNCES EQUITY INVESTMENT IN GOLF CLUB MAKER NICKENT

HOUSTON, TX – August 22, 2007 – Equus Total Return, Inc. (NYSE: EQS) (“Equus” or the “Fund”) announces a $2 million equity investment in Nickent Golf, Inc. (“Nickent”). Nickent will use the proceeds for working capital, strategic marketing and global expansion.

"In the golf industry, you need key components to facilitate the jump from a niche brand to a major player,” commented Michael Lee, CEO and Co-founder of Nickent. “Superior product, PGA TOUR validation, distribution growth and an aggressive marketing plan are some of the main reasons we have been able to distinguish ourselves from the rest of the pack. This year we celebrated a ‘Major’ victory at the US Open, and we have won 18 times on the PGA Tours over the last 3 seasons. Our valued relationship with Equus provides an opportunity to take Nickent to an even higher level. We hope to make Nickent a household name for golfers around the world.”

“We are pleased to announce this investment in Nickent,” commented Anthony Moore, Co-Chairman and President of Equus and Chairman of Nickent. “This, combined with our debt financing in June, positions the Fund to receive dual benefits of current income and potential capital gains. We look forward to working with Nickent and its experienced management team.”

Nickent is a market leader in the rapidly expanding, hybrid club segment of the golf industry and is an emerging leader in game-enhancement technology. Nickent’s development process is driven by its dedication to advanced technologies and focus on design innovation. Nickent is the official OEM sponsor of the Golf Channel’s Nationwide Tour coverage. Additional information on Nickent Golf, Inc. may be obtained at the Nickent website at www.nickentgolf.com.

Equus Total Return, Inc. is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on Equus Total Return, Inc. may be obtained from the Equus website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statements are material.